EXHIBIT 99.1

[LOGO OF WET SEAL, INC.]

Results

contact: Walter Parks, Executive Vice President/CAO

(949) 699-3922

THE WET SEAL ANNOUNCES JUNE 2003 SALES

FOOTHILL RANCH, CA, July 10, 2003 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales for the five-week period, ended July 5, 2003, of $47.0 million. This compares with net sales of $55.3 million for the five-week period ended July 6, 2002. Comparable store sales for June this year declined 21.5 percent, versus a comparable store sales increase of 5.6 percent for June last year.

“Overall, sales trends in June showed modest gains over May’s results, driven primarily by an improvement in sales at our Arden B. and Zutopia stores, while sales continue to be more sluggish at the Wet Seal stores,” said Walter Parks, chief administrative officer.

The company noted that, based on actual sales results for May and June and assuming only modest improvement in sales trends for July, the net loss for the second quarter, ending August 2, 2003, could be between $0.35 and $0.45 per share.

Parks added, “While sales trends could improve as the back-to-school season unfolds, the results we have experienced thus far have necessitated higher markdowns during the quarter on slower moving inventory. As a result, the level of inventory per square foot at the end of the current quarter is expected to be similar to or slightly above the same period last year. In addition, the lower sales levels have caused de-leverage of occupancy expenses and other fixed costs. Both are primary factors leading to the expected loss for the quarter.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 621 stores in 47 states, the District of Columbia and Puerto Rico, including 487 Wet Seal stores, 103 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.